UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	October 7, 2016

HMS Income Fund, Inc.
__________________________________________
(Exact name of registrant as specified in its charter)

Maryland	814-00939	45-3999996
____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

2800 Post Oak Blvd, Suite 5000, Houston, Texas		77056-6118
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	(888) 220-6121

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

Third Quarter 2016 Conditional Income Incentive Fee Waiver Agreement

On October 7, 2016, HMS Income Fund, Inc. (the “Company”), HMS Adviser LP and MSC Adviser I, LLC (together, the “Advisers”) entered into a conditional income incentive fee waiver agreement (the “Third Quarter 2016 Fee Waiver Agreement”), pursuant to which, for a period from July 1, 2016 through September 30, 2016, the Advisers could waive the “subordinated incentive fee on income,” as such term is defined in the Investment Advisory and Administrative Services Agreement dated May 31, 2012, upon the occurrence of any event that, in the Advisers’ sole discretion, causes such waiver to be deemed necessary. The Third Quarter 2016 Fee Waiver Agreement may require the Company to repay the Advisers for previously waived reimbursement of payments by HMS Adviser LP of the Company's operating expenses (“Expense Support Payments”) or waived base management fees or incentive fees under certain circumstances. The previously waived fees are potentially subject to repayment by the Company, if at all, within a period not to exceed three years from the date of each respective fee waiver. Thus, in any quarter where a surplus exists, that surplus will be available, subject to approval of the board of directors, to reimburse waived fees and Expense Support Payments as follows:

1.	First, to reimburse Expense Support Payments, beginning with the earliest year eligible for reimbursement; and

2.	Second, to reimburse all waived fees, beginning with the earliest year eligible for reimbursement.

The foregoing description of the Third Quarter 2016 Fee Waiver Agreement is qualified in its entirety by reference to the Third Quarter 2016 Fee Waiver Agreement, filed as Exhibit 10.1 to this report.

Item 9.01	Financial Statements and Exhibits.

EXHIBIT NUMBER	DESCRIPTION
10.1	Third Quarter 2016 Conditional Income Incentive Fee Waiver Agreement, dated as of October 7, 2016, by and among the Registrant, HMS Adviser LP and MSC Adviser I, LLC (Filed herewith).

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

HMS Income Fund, Inc.

October 11, 2016	By:	/s/ David M. Covington
Name: David M. Covington
Title: Chief Accounting Officer and Treasurer